Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES NEW
DIRECTOR OF THE BOARD TANYA S. BEDER

Houston, Texas (October 29, 2019) – Kirby Corporation ("Kirby") (NYSE: KEX) today announced the appointment of Tanya S. Beder as a new member of the Kirby Board of Directors. Ms. Beder has an extensive background with professional, board, and academic experience and service. Kirby is proud to welcome her as the 10th Director of the Board.

Ms. Beder is currently the Chairman and CEO of a firm she founded, SBCC Group, ‘Strategy Building and Crisis Control’, where she heads the global strategy, risk, fintech and asset management practices. Previously, Ms. Beder held senior roles as CEO of Tribeca Global Management, a subsidiary of Citigroup, Managing Director & Head of Strategic Quantitative Investment Division at Caxton Associates, and President and Co-Founder of Capital Market Risk Advisors. Ms. Beder also spent time in various positions with The First Boston Corporation (now Credit Suisse) where she was a derivatives trader and was on the mergers and acquisitions team in New York and London. Since 2011, Ms. Beder has served on the board of American Century Investments where she chairs the Risk Management Oversight Committee, is a qualified financial expert on the Audit & Compliance Committee and is a member of the Portfolio Committee. Since 2017, Ms. Beder has also served as a member of the board at Nabors Industries where she is Chair of the Risk Oversight Committee, a qualified financial expert on the Audit Committee, and a member of the Compensation, Technology & Safety Committees. Ms. Beder is currently a lecturer of public policy at Stanford University, is a Fellow in Practice at the Yale University International Center for Finance, and a member of the Mathematical Finance Advisory Board at New York University. Previously, Ms. Beder was on the Advisory Board of the Columbia University Financial Engineering Program, and a trustee at the Institute for Pure and Applied Mathematics at UCLA. Ms. Beder graduated with Bachelor of Arts degrees in Mathematics and Philosophy from Yale University and has a Master of Business Administration degree from Harvard Business School.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, "We are pleased to welcome Tanya Beder to the Board of Directors at Kirby. Her background is impressive, and we know she will be a great asset to Kirby. Ms. Beder's extensive experience in asset management, operational and risk management, and finance and mathematics will help enhance and guide Kirby's future success."

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade.  Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications.  Kirby also rents equipment including generators, pumps, and compressors for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

55 Waugh Drive     Suite 1000    P. O. Box 1745     Houston, Texas 77251     713-435-1000     Fax 713-435-1010